UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

January 11, 2017

KOSMOS ENERGY LTD.

(Exact Name of Registrant as Specified in its Charter)

Bermuda	001-35167	98-0686001
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Clarendon House 2 Church Street Hamilton, Bermuda	HM 11
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: +1 441 295 5950

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.  Regulation FD Disclosure.

Tullow Oil plc (“Tullow”), the operator for the Jubilee Field and the Tweneboa-Enyenra-Ntomme (“TEN”) project offshore Ghana, today provided an update on operations at the Jubilee Field and TEN project, which is set forth below. Our previously issued guidance on free cash flow for fiscal year 2017 took the matters set forth in this operational update into consideration and our estimate is unchanged at approximately $250 million.(1)

Jubilee Field

Gross production from the Jubilee Field averaged 73,700 barrels of oil per day (“bopd”) for fiscal year 2016.  The Jubilee Field turret remediation work is progressing as planned, and the floating production, storage and offloading vessel (“FPSO”) is expected to be spread-moored on its current heading by the end of January 2017. This is expected to allow the tugboats currently required to hold the vessel on a fixed heading to be removed, which should significantly reduce the complexity of the current operation. The capital costs associated with this and subsequent remediation efforts are expected to be covered by the Joint Venture Hull and Machinery insurance policy.

The next phase of the remediation work will involve modifications to the turret systems for long-term spread-moored operations. In addition, the assessment of the optimum long-term heading continues, in order to determine if a rotation of the FPSO is required.  Detailed planning for this continues with the joint venture partners together with the government of Ghana, with final decisions and approvals expected in the first half of 2017. It is anticipated that a facility shutdown of up to 12 weeks may be required during 2017; however, significant efforts are ongoing within the joint venture partnership to optimize the shutdown and we believe these efforts will lead to a significant reduction in shutdown duration.

TEN Project

Following first oil from the TEN project in August 2016, the oil production, gas compression and injection and water injection systems were commissioned and are now operational. In early January 2017, the capacity of the FPSO was successfully tested at an average rate of over 80,000 bopd during a short term flow test.  Production testing and initial results from the 11 wells at the TEN project suggest reserves estimates for both the Ntomme and Enyenra fields are in line with previously guided expectations. However, due to certain issues with managing pressures in the Enyenra reservoir and because no new wells can be drilled until after the previously disclosed International Tribunal for the Law of the Sea (ITLOS) ruling expected later in 2017, Tullow has elected to manage the existing wells in a prudent manner to optimize long-term recovery over the lifetime of the field. As a result, Tullow expects production from the TEN project to be approximately 50,000 bopd in fiscal year 2017, although work continues among the project partners to consider ways to increase production.  This production estimate remains consistent with our forecast of three to four cargo liftings in fiscal year 2017.

(1)                                 Free cash flow is a supplemental non-GAAP financial measure used by management and external users of the Company’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies.  The Company defines free cash flow as cash flow from operations less capital expenditures net of farm-out proceeds.  Cash flow from operations is the most directly comparable financial measure calculated and presented in accordance with GAAP.

The Company believes that free cash flow is useful to investors because it is frequently used by investors in the evaluation of companies in the oil and gas sector and will provide a useful tool for assessing the comparability between periods, among securities analysts, as well as company to company.

The information in this Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to liabilities of that Section.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. All statements, other than statements of historical facts, included in this Current Report on Form 8-K that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements.  Our forward-looking statements are mainly based on our current expectations and estimates of future events and trends, which affect or may affect our businesses and operations, or of preliminary results of past performance which are yet to be finalized.

Although we believe that these forward-looking statements are based upon reasonable assumptions, they are subject to several risks and uncertainties and are made in light of information currently available to us. When used in this Current Report on Form 8-K, the words “anticipate,” “believe,” “intend,” “expect,” “estimate,” “plan,” “will” or other similar words are intended to identify forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Further information on such assumptions, risks and uncertainties is available in our other filings with the U.S. Securities and Exchange Commission.  We undertake no obligation and do not intend to update or correct these forward-looking statements to reflect events or circumstances occurring after the date of this Current Report on Form 8-K, except as required by applicable law. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Current Report on Form 8-K. All forward-looking statements are qualified in their entirety by this cautionary statement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 11, 2017

KOSMOS ENERGY LTD.

By:	/s/ Thomas P. Chambers
Thomas P. Chambers
Senior Vice President and Chief Financial Officer